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EVERCORE INC.

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Evercore 2020 Equity Plan Proposal May 12, 2020 VIDEO TUTORIALS Check out EPG’s short videos about working with the Evercore template. How-to tutorials with step-by-step instructions on completing small tasks quickly. Copy and paste the below file path: I:\NY\_Public\New Evercore Template\Training materials\Evercore Self-Learning Videos.htm

This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, our operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as “outlook”, “backlog” “believes”, “expects”, “potential”, “probable”, “continues”, “may”, “will”, “should”, “seeks”, “approximately”, “predicts”, “intends”, “plans”, “estimates”, “anticipates” or the negative versions of these words or other comparable words. All statements other than statements of historical fact included in this presentation are forward-looking statements, including with respect to the worldwide COVID-19 pandemic, and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We believe these factors include, but are not limited to, those described under “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Quarterly Reports on Form 10-Q and current reports filed under Form 8-K. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this discussion including those statements herein with respect to the negative effect that the COVID-19 pandemic has had on our business and is expected to continue to have on our business, which we expect to be significant. At this time, it is uncertain how long our business will be negatively affected by COVID-19 and the associated economic and market downturn.  In addition, new risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.   Throughout this presentation certain information is presented on an Adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), and then those results are adjusted to exclude certain items and reflect the conversion of vested and unvested Evercore LP Units and Interests into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of each non-GAAP figure to the corresponding GAAP figure is available in Appendix III at the end of this presentation. Please note this presentation is available at www.evercore.com. 1

Strong Growth and Success Over $2 Billion in Adjusted Net Revenue for 2018 and 20191 20% CAGR in Adjusted Net Revenue since 20101 24% CAGR in Adjusted EPS since 20101 33 SMDs recruited or promoted on a net basis since year-end 2015, an over 40% increase in SMD headcount2 We are Requesting Additional Shares to Support our Broad-Based Equity Program A broad-based equity program is critical to our business model and a core part of our compensation program. While our prudent compensation practices extended the life of our previous share request, we now have only approximately 1 million shares available for grant. Accordingly, we need additional shares to support our continued growth and success Broad-Based Equity Program 90%+ of equity awards over the past three years issued to non-executive officers 90%+ of equity awards over the past three years issued to persons with direct, client- facing and revenue-generating responsibilities Adjusted Net Revenues and Adjusted Earnings Per Share are non-GAAP measures. See Appendix A for further information and a reconciliation to U.S. GAAP amounts SMD Headcount is net of departures, presented pro forma for the announced realignment and reflects 2020 promotions and new hires Prudent Use of Equity Average negative net burn rate over the past three full fiscal years, when taking into account our share repurchase program Already substantially offset dilutive effect of our annual bonus equity and new hire awards granted in 2020 Our use of equity is comparable to our direct peers - other publicly traded independent investment banking advisory firms Equity-based compensation included in bonus, not additional to bonus 2 In light of the COVID-19 pandemic and the subsequent market volatility, these additional shares are even more important to provide us with the flexibility to manage the business through this period

Our Proposal is Reasonably Sized and Appropriate for a Human Capital Business Limited Share Request We are requesting a smaller increase of only 6 million shares Our proposal is for 40% less shares than our 2016 proposal Our proposal is designed to provide the necessary flexibility to manage and grow our business in the current environment over the next approximately two years We are requesting 40% fewer shares than in 2016 in order to continue our broad-based equity compensation program in response to your feedback that more frequent approvals are preferred We are a human capital business and our revenue and profits are tied to the number, quality and performance of our people. Our ability to pay compensation in the form of equity has enabled us to recruit, retain and motivate high-caliber talent aligned with our long term growth and success Double Alignment Effect Grant magnitude is driven by delivered performance – awards are a component of annual bonus, and employees must earn their grants before the grants are made Realized grant value is dependent on retention and future performance – grants are made with time-vesting restrictions and fluctuate in value based on stock price performance after the grants are made We believe an increased use of alternative forms of deferred compensation would reduce the alignment between our employees and shareholders 3

We Have a Track Record of Prudent Equity Compensation Management

We are acutely sensitive to the dilutive impact of equity compensation and we have purposely offset the dilutive impact of equity awards through share repurchases

- In 2016, we committed to work to:
  - Offset the dilutive effect of our annual bonus equity awards through our stock repurchase program; and
  - Maintain our average three-year Net Burn Rate, at or below 1.5%, subject in each case to our ability to reserve necessary flexibility to address unusual circumstances
- We **exceeded** our stated commitment by:
  - More than offsetting our annual bonus equity awards and new hire equity awards through our stock repurchase program; and
  - Maintaining an average three-year Net Burn Rate of **-2.5%**

Equity Grant and Offset History (Shares in 000's)	Three Year Average (2017-2019)
RSU Grants:	
Annual Compensation / Bonus Grants	2,226
New Hire Grants	234
Forfeitures	(115)
Net RSU Grants	**2,345**
Shares Repurchased	**3,474**
Net Issuance – Net RSU Grants less Shares	**(1,129)**
Burn Rate (Taking into account Weighted Common Shares Outstanding, Evercore LP Partnership Units and Forfeitures)	5.2%
Net Burn Rate (Also taking into account share repurchases)	**(2.5)%**

We remain committed to carefully managing our shares by offsetting the dilutive effect of such awards through share repurchases, subject to our future earnings and our need to maintain a strong liquidity position and reserve the necessary flexibility to address unusual circumstances that may arise

EVERCORE
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Our Equity Compensation Practices are Comparable to our Direct Peers Anti-Dilutive Equity Practices While traditional models focus appropriately on dilution, they do not take into account the anti-dilutive effect of our share repurchase program However, even using traditional burn rate calculations, calculated without taking into account repurchases, our burn rate is comparable to our direct peers: Our publicly traded independent investment banking advisory peers share our human capital-intensive business model, and are the best comparison for equity program purposes Inappropriate Peer Group For equity compensation purposes we are often compared to peers with significantly different compensation systems, cost structures and businesses, including businesses that generate significant revenue from non-human capital Our publicly traded independent investment banking advisory peers share our human capital-intensive business model, and are a better comparison for equity program purposes * See pg. 73 of our 2020 Proxy Statement, available at https://investors.evercore.com/shareholder-services/online-investor-kit, for methodology. Information regarding stock compensation expense as a percentage of various operating measures of Houlihan Lokey has not been included, as Houlihan Lokey does not separately report equity only compensation expense Traditional burn rate and dilution analyses do not take into account our people-based cost structure or our compensation and share repurchase practices While we do not believe that traditional burn rate calculations that are calculated without taking into account repurchases are a meaningful metric for us on a standalone basis, these metrics do demonstrate that our equity compensation practices are in line with our most direct peers In addition, our careful use of equity compensation is further evidenced by an analysis of our 2017-2019 average stock compensation expense as a percentage of various three-year average operating measures, as compared to those of our direct peers 5Three-Year Average Burn Rate (Not Adjusted for Repurchases)*Evercore5.2%Lazard4.9%Moelis5.2%PJT Partners5.3%Greenhill7.1%Houlihan Lokey1.1%Three-Year Average of Stock Compensation Expense*Three-Year Average Stock Compensation Expense (in 000’s)As a Percentage of GAAP Net RevenuePer EmployeeEvercore180,5279%$104,150Lazard264,60710%$89,627Moelis111,66814%$135,575PJT Partners115,16219%$198,442Greenhill41,46714%$111,470

We Need Your Support of our Equity Plan Proposal In the past, our shareholders have taken the time to understand our human capital-intensive business, our equity compensation practices and the need to make exceptions to traditional burn rate and dilution analyses. Thanks to their support, our most recent proposal in 2016 succeeded We appreciate you taking the time to consider our proposal and request that you vote “FOR” our proposals, including Proposal No. 3 – Approval of the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan Our Board of Directors has unanimously approved the Amended and Restated Evercore Inc. Stock Incentive Plan 6

Appendix U.S. GAAP Reconciliation to Adjusted Results (Unaudited)

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Information in the following financial reconciliations presents the historical results of the Company from continuing operations and is presented on an Adjusted basis, which is a non-generally accepted accounting principles (“non-GAAP”) measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), adjusted to exclude certain items and reflect the conversion of vested and unvested Evercore LP Units, other IPO related restricted stock unit awards, as well as Acquisition Related Share Issuances and Unvested Restricted Stock Units granted to Lexicon and ISI employees, into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore’s results across several periods and facilitate an understanding of Evercore’s operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company’s two business segments: Investment Banking and Investment Management. The differences between Adjusted and U.S. GAAP results are as follows: Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. The Company incurred expenses, primarily in Employee Compensation and Benefits, resulting from the modification of Evercore Class A LP Units, which primarily vested over a five-year period ending December 31, 2013, and the vesting of Class E LP Units issued in conjunction with the acquisition of ISI, as well as Class G and H LP Interests and Class J LP Units. The Adjusted results assume these LP Units and certain Class G and H LP Interests have vested and have been exchanged for Class A shares. Accordingly, any expense or reversal of expense associated with these units, and related awards, is excluded from Adjusted results, and the noncontrolling interest related to these units is converted to controlling interest. The Company’s Management believes that it is useful to provide the per-share effect associated with the assumed conversion of these previously granted equity interests, and thus the Adjusted results reflect the exchange of certain vested and unvested Evercore LP partnership units and interests and IPO related restricted stock unit awards into Class A shares. Vesting of Contingently Vested Equity Awards. The Company incurred expenses in Employee Compensation and Benefits, resulting from the vesting of awards issued at the time of the IPO. These awards vested upon the occurrence of specified vesting events rather than merely the passage of time and continued service. Professional Fees. The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from Adjusted results. Special Charges. Expenses associated with impairments of Goodwill and Intangible Assets and other costs related to business changes, including those associated with acquisitions and divestitures, are excluded from the Adjusted results. Presentation of Interest Expense. The Adjusted results present interest expense on short-term repurchase agreements in Other Revenues, net, as the Company’s Management believes it is more meaningful to present the spread on net interest resulting from the matched financial assets and liabilities. In addition, Adjusted Operating Income is presented before interest expense on debt, which is included in interest expense on a U.S. GAAP basis. Presentation of Income (Loss) from Equity Method Investments. The Adjusted results present Income (Loss) from Equity Method Investments within Revenue as the Company’s Management believes it is a more meaningful presentation. Presentation of Income (Loss) from Equity Method Investments in Pan. The Adjusted results from continuing operations exclude the income (loss) from our equity method investments in Pan. The Company’s Management believes this to be a more meaningful presentation.

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Adjustments Associated with Business Combinations and Divestitures. The following charges resulting from business combinations and divestitures have been excluded from the Adjusted results because the Company’s Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges: Amortization of Intangible Assets and Other Purchase Accounting-related Amortization. Amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, Lexicon, SFS, Protego, Braveheart and certain other acquisitions. Compensation Charges. Expenses for deferred consideration issued to the sellers of certain of the Company’s acquisitions. GP Investments. Write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego. Acquisition and Transition Costs. Primarily professional fees incurred, as well as costs related to transitioning acquisitions or divestitures. Fair Value of Contingent Consideration. The expense, or reversal of expense, associated with changes in the fair value of contingent consideration. Gain on Transfer of Ownership of Mexican Private Equity Business. The gain resulting from the transfer of ownership of the Mexican Private Equity business in the third quarter of 2016. Gain on Sale of Institutional Trust and Independent Fiduciary business of ETC. The gain resulting from the sale of the Institutional Trust and Independent Fiduciary business of ETC in the fourth quarter of 2017. Foreign Exchange Gains / (Losses). Release of cumulative foreign exchange losses resulting from the restructuring of our former equity method investment in G5 in the fourth quarter of 2017. Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company’s income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units and Interests are vested and exchanged into Class A shares, as the assumed exchange would change the tax structure of the Company. Excluded from the Company’s Adjusted results are adjustments related to the impact of the enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which resulted in a reduction in income tax rates in the U.S. in 2018 and future years. The enactment of this tax reform resulted in a charge to the Provision for Income Taxes for the fourth quarter of 2017 of $143.3 million primarily resulting from the estimated re-measurement of net deferred tax assets, which relates principally to temporary differences from the step-up in basis associated with the exchange of partnership units, deferred compensation, accumulated other comprehensive income and depreciation of fixed assets and leasehold improvements. The tax reform also resulted in an estimated adjustment to Other Revenue of $77.5 million related to the re-measurement of amounts due pursuant to our tax receivable agreement, which was reduced due to the lower enacted income tax rates in the U.S. in 2018 and future years. During 2018, the Company’s Adjusted presentation for current and prior periods was revised to eliminate the netting of client related expenses, expenses associated with revenue sharing engagements with third parties and provisions for uncollected receivables with their related revenue. The revised presentation reflects the expense and related revenue gross. The Company revised its presentation for these expenses in order to align with the treatment under U.S. GAAP. There was no impact on Adjusted Operating Income, Net Income or Earnings Per Share.

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Net Revenues (dollars in thousands)

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Operating Income & Net Income (dollars in thousands)

U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Diluted shares outstanding & key metrics (share amounts in thousands)

U.S. GAAP Reconciliation to Adjusted Results (Unaudited)

Footnotes

1. Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.
2. Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP Basis.
3. The gain resulting from the sale of the Institutional Trust and Independent Fiduciary business of ETC in the fourth quarter of 2017 is excluded from the Adjusted presentation.
4. Release of cumulative foreign exchange losses resulting from the restructuring of our former equity method investment in G5 in the fourth quarter of 2017 are excluded from the Adjusted presentation.
5. The gain resulting from the transfer of ownership of the Mexican Private Equity business in the third quarter of 2016 is excluded from the Adjusted presentation.
6. The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisitions of ISI, SFS, Lexicon, Protego, Braveheart and certain other acquisitions.
7. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units and Interests are vested and exchanged into Class A shares, as the assumed exchange would change the tax structure of the Company. Excluded from the Company's Adjusted results are adjustments, described below, related to the impact of the enactment of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, which resulted in a reduction in income tax rates in the U.S. in 2018 and future years. The enactment of this tax reform resulted in a charge to the Provision for Income Taxes for the fourth quarter of 2017 of $143.3 million primarily resulting from the estimated re-measurement of net deferred tax assets, which relates principally to temporary differences from the step-up in basis associated with the exchange of partnership units, deferred compensation, accumulated other comprehensive income and depreciation of fixed assets and leasehold improvements. The tax reform also resulted in an estimated adjustment to Other Revenue of $77.5 million related to the re-measurement of amounts due pursuant to our tax receivable agreement, which was reduced due to the lower enacted income tax rates in the U.S. in 2018 and future years.
8. Expenses or reversal of expenses incurred from the modification of Evercore Class A LP Units and related awards, which primarily vested over a five-year period ending December 31, 2013, and the assumed vesting of Class E LP Units, Class G and H LP Interests and Class J LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.
9. Expenses incurred from the vesting of IPO related restricted stock unit awards relating to the June 2011 offering are excluded from the Adjusted presentation.
10. Expenses for deferred consideration issued to the sellers of certain of the Company's acquisitions are excluded from the Adjusted presentation.

EVERCORE

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U.S. GAAP Reconciliation to Adjusted Results (Unaudited) Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the expansion of our headquarters in New York, the impairment of goodwill in the Institutional Asset Management reporting unit and separation and transition benefits for certain employees terminated as a result of the Company’s review of its operations. Expenses during 2018 relate to separation benefits and costs of terminating certain contracts associated with closing the agency trading platform in the U.K. and separation benefits and related charges associated with the Company’s businesses in Mexico, as well as the acceleration of depreciation expense for leasehold improvements in conjunction with the expansion of our headquarters in New York. Expenses during 2017 related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and a charge for the impairment of our investment in G5 in the second quarter and the sale of the Institutional Trust and Independent Fiduciary business of ETC during the fourth quarter. Expenses during 2016 related to a charge for the impairment of our investment in Atalanta Sosnoff during the fourth quarter. Expenses during 2015 primarily related to a charge for the impairment of goodwill in the Institutional Asset Management reporting unit and charges related to the restructuring of our investment in Atalanta Sosnoff during the fourth quarter, primarily related to the conversion of certain of Atalanta Sosnoff’s profits interests held by management to equity interests. Expenses during 2015 also include charges related to separation benefits and costs associated with the termination of certain contracts within the Company’s Evercore ISI business, as well as the finalization of a matter associated with the wind-down of the Company’s U.S. Private Equity business. Expenses during 2014 primarily related to separation benefits and certain exit costs related to combining the equities business upon the ISI acquisition and a provision recorded in 2014 against contingent consideration due on the 2013 disposition of Pan. Expenses during 2013 primarily related to the write-off of intangible assets from the Company’s acquisition of Morse, Williams and Company, Inc. Expenses during 2012 primarily related to charges incurred in connection with exiting facilities in the UK. Expenses during 2011 related to the charge associated with lease commitments for exited office space in conjunction with the acquisition of Lexicon as well as for an introducing fee in connection with the Lexicon acquisition. The expense associated with share-based awards resulting from increases in the share price, which is required upon change in employment status, is excluded from the Adjusted results. Primarily professional fees incurred, as well as the reversal of a provision for certain settlements in 2016 and costs related to transitioning acquisitions or divestitures. The expense, or reversal of expense, associated with changes in the fair value of contingent consideration issued to the sellers of certain of the Company’s acquisitions is excluded from the Adjusted results. The Adjusted results from continuing operations exclude the Income (Loss) from our equity method investment in Pan. The write-off of General Partnership investment balances during the fourth quarter of 2013 associated with the acquisition of Protego. Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation. (a) Assumes the vesting, and exchange into Class A shares, of certain Evercore LP partnership units and interests and IPO related restricted stock unit awards and reflects on a weighted average basis, the dilution of unvested service-based awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP partnership units are anti-dilutive and the IPO related restricted stock unit awards are excluded from the calculation prior to the June 2011 offering. (b) Assumes the vesting of all Acquisition Related Share Issuances and Unvested Restricted Stock Units granted to Lexicon employees in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP, these Shares and Restricted Stock Units are reflected using the Treasury Stock Method. Footnotes